    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       AMERICAN INTERNATIONAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          6331                         13-2592361
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                           KATHLEEN E. SHANNON, ESQ.
          SENIOR VICE PRESIDENT, SECRETARY AND DEPUTY GENERAL COUNSEL
                       AMERICAN INTERNATIONAL GROUP, INC.
                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                    COPY TO:
                             ROBERT W. REEDER, ESQ.
                            SULLIVAN & CROMWELL LLP
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
   TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
 SECURITIES TO BE REGISTERED       REGISTERED            PER UNIT        OFFERING PRICE(1)          FEE(2)
-----------------------------------------------------------------------------------------------------------------
2.875% Notes Due 2008........     $500,000,000             100%             $500,000,000
--------------------------------------------------------------------------------------------
                                                                                                   $121,350
4.250% Notes Due 2013........    $1,000,000,000            100%            $1,000,000,000
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(f) under the Securities Act of 1933 as amended, solely for purposes of calculating the registration fee.

(2) Represents aggregate registration fee for both classes. Pursuant to Rule 457(p) under the Securities Act, the registration fee currently due in connection with this registration statement is partially offset by $68,079 of the registration fee previously paid by the registrant in connection with a registration statement on Form S-3, File No. 333-69546, filed on September 18, 2001.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 13, 2003

                       AMERICAN INTERNATIONAL GROUP, INC.
                               OFFER TO EXCHANGE

                    $500,000,000 2.875% Notes Due 2008; and
                      $1,000,000,000 4.250% Notes Due 2013

                          FOR ANY AND ALL OUTSTANDING

                           2.875% Notes Due 2008; and
                             4.250% Notes Due 2013

                             ---------------------

                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME, ON             , 2003, UNLESS
                                 EXTENDED BY US

                             ---------------------

     The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights and related additional interest provisions currently applicable to the old notes do not apply to the new notes.

     We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

                             ---------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES FOR NEW NOTES.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this prospectus is           , 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Cautionary Statement Pursuant to the Private Securities
  Litigation Reform Act of 1995.............................    i
Where You Can Find More Information.........................   ii
Prospectus Summary..........................................    1
Risk Factors................................................    6
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges..........................    6
The Exchange Offer..........................................    7
Description of the New Notes................................   15
Important Federal Income Tax Considerations.................   24
Plan of Distribution........................................   24
Validity of the Notes.......................................   25
Independent Auditors........................................   25

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INFORMATION CONTAINED IN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF ITS DATE.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

     We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only AIG's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of AIG's control. It is possible that AIG's actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

     Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Regarding Forward-Looking Information" in AIG's Annual Report on Form 10-K for the year ended December 31, 2002 and under the caption "Cautionary Statement Regarding Forward-Looking Information" in AIG's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003, which are incorporated into this prospectus by reference. See "Where You Can Find More Information" below for information about how to obtain a copy of the annual report and the quarterly report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at:

     SEC Public Reference Room
     450 Fifth Street, N.W.
     Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information.

     AIG's filings are also available to the public through:

     - The SEC web site at http://www.sec.gov

     - The New York Stock Exchange
       20 Broad Street
       New York, New York 10005

     AIG's common stock is listed on the NYSE and trades under the symbol "AIG."

     The SEC allows AIG to "incorporate by reference" the information AIG files with the SEC, which means that AIG can disclose important information to you by referring to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus. Any reports filed by AIG with the SEC after the date of this prospectus and until the exchange offer is completed will automatically update, and where applicable, supercede any information contained in this prospectus or incorporated by reference in this prospectus. AIG incorporates by reference into this prospectus the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the time of initial filing of the registration statement and before effectiveness of the registration statement, and after the date of this prospectus and until the exchange offer is completed. This prospectus is a part of a registration statement AIG filed with the SEC and does not contain all of the information in the registration statement. Whenever a reference is made in the prospectus to a document, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the document. You may review a copy of the registration statement at the SEC's public reference room or its web site, as set forth above.

     - Annual Report on Form 10-K for the year ended December 31, 2002.

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

     - Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003.

     We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus.

     Requests for such documents should be directed to AIG's Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone (212) 770-6293.

     IN ORDER TO ENSURE TIMELY DELIVERY OF THE REQUESTED DOCUMENTS, REQUESTS
SHOULD BE MADE NO LATER THAN           . In the event that we extend the
exchange offer, you must submit your request at least five business days before the expiration date, as extended.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read the entire prospectus, the accompanying letter of transmittal and documents incorporated by reference carefully.

                       AMERICAN INTERNATIONAL GROUP, INC.

     AIG, a Delaware corporation, is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services and retirement savings and asset management.

     AIG's principal executive offices are located at 70 Pine Street, New York, New York 10270, and its telephone number is 212-770-7000.

                               THE EXCHANGE OFFER

The Exchange Offer............   We are offering to exchange up to
                                 $1,500,000,000 principal amount of our new notes which have been registered under the Securities Act for a like principal amount of our old notes. You may tender old notes only in integral multiples of $1,000 principal amount.
                                 You should read the discussion under the heading "The Exchange Offer" below for further information about the exchange offer and resale of the new notes.

Expiration Date...............   5:00 p.m., New York City time, on           ,
                                 2003, unless we extend the exchange offer.

Resale of New Notes...........   Based on interpretive letters of the SEC staff
                                 to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, if you:

                                 - are not a broker-dealer that acquired the old
                                   notes from us or in market-making
                                   transactions;

                                 - acquire the new notes in the ordinary course
                                   of your business;

                                 - do not have an arrangement or understanding
                                   with any person to participate in the
                                   distribution of the new notes; and

                                 - are not our affiliate as defined under Rule
                                   405 of the Securities Act of 1933.

                                 If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

                                 Broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

                                 Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Consequences If You Do Not
Exchange Your Old Notes.......   Old notes that are not tendered in the exchange
                                 offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

                                 - an exemption from the requirements of the
                                   Securities Act is available to you; or

                                 - you sell the old notes outside the United
                                   States in accordance with Regulation S under the Securities Act.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to certain
                                 conditions, which we may waive, as described below under "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering Old
Notes.........................   If you wish to accept the exchange offer, the
                                 following must be delivered to the exchange agent:

                                 - an agent's message from The Depository Trust
                                   Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

                                 - your old notes by timely confirmation of
                                   book-entry transfer through DTC; and

                                 - all other documents required by the letter of
                                   transmittal.

                                 These actions must be completed before the expiration of the exchange offer.

                                 You must comply with DTC's standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Guaranteed Delivery Procedures
for Tendering Old Notes.......   If you cannot meet the expiration deadline,
                                 deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your old notes according to the guaranteed delivery procedures set forth under "The
                                 Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Withdrawal Rights.............   You may withdraw your tender of old notes any
                                 time before the exchange offer expires.

Tax Consequences..............   The exchange pursuant to the exchange offer
                                 generally will not be a taxable event for U.S.
                                 federal income tax purposes. See "Important
                                 Federal Income Tax Considerations."

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange or the issuance of new notes in connection with the exchange offer.

Exchange Agent................             is serving as exchange agent in
                                 connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "The Exchange Offer -- Exchange Agent."

                                 THE NEW NOTES

Issuer........................   The new notes will be the obligations of AIG.

The New Notes.................   - $500,000,000 of 2.875% Notes Due 2008; and

                                 - $1,000,000,000 of 4.250% Notes Due 2013.

                                 The form and terms of the new notes are the same as the form and terms of the old notes of that series, except that:

                                 - the new notes will be registered under the
                                   Securities Act and will therefore not bear legends restricting their transfer; and

                                 - the new notes will not contain provisions for
                                   payment of additional interest in case of non-registration.

                                 The same indenture, as supplemented on May 15, 2003, will govern both the old notes and the new notes. You should read the discussion under the heading "Description of the New Notes" below for further information about the new notes.

Maturity Dates................   May 15, 2008 for the 2.875% Notes Due 2008.
                                 May 15, 2013 for the 4.250% Notes Due 2013.

Interest Payment Dates........   May 15 and November 15, commencing on November
                                 15, 2003.

Optional Redemption...........   Like the old notes, the new notes are
                                 redeemable at our option at any time, in whole or in part at the redemption prices described under "Description of the New Notes -- Optional
                                 Redemption" below.

Ranking.......................   Like the old notes, the new notes will be our
                                 unsecured obligations and will rank equally with all of our other unsecured and unsubordinated and senior indebtedness.

Further Issues................   We may create and issue further notes of either
                                 series ranking equally and ratably with the new notes of that series in all respects, so that those further notes would be consolidated and form a single series with the new notes of that series.

Trustee.......................   The Bank of New York

                         SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial data, which has been restated to give retroactive effect to AIG's acquisitions of American General Corporation and SunAmerica Inc. on a pooling of interests basis, is presented in accordance with generally accepted accounting principles. This data should be read in conjunction with the financial statements and accompanying notes included in AIG's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference herein.

YEARS ENDED DECEMBER 31,                    2002       2001       2000       1999       1998
------------------------                  --------   --------   --------   --------   --------
                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues(a):
  Premiums and other considerations.....  $ 44,589   $ 38,428   $ 34,570   $ 31,020   $ 27,817
  Net investment income.................    15,034     13,977     12,663     11,449     10,257
  Realized capital gains (losses).......    (2,441)      (836)      (314)       103        130
  Other revenues........................    10,300     10,197      9,419      8,162      7,408
Total revenues..........................    67,482     61,766     56,338     50,734     45,612
Benefits and expenses
  Incurred policy losses and benefits...    41,927     35,054     30,864     27,495     24,676
  Insurance acquisition and other
     operating expenses.................    17,413     16,556     15,136     13,840     13,353
  Acquisition, restructuring and related
     charges............................        --      2,017        315         --         --
Total benefits and expenses.............    59,340     53,627     46,315     41,335     38,029
Income before income taxes, minority
  interest and cumulative effect of
  accounting changes(b).................     8,142      8,139     10,023      9,399      7,583
Income taxes............................     2,328      2,339      2,971      2,833      2,190
Income before minority interest and
  cumulative effect of accounting
  changes...............................     5,814      5,800      7,052      6,566      5,393
Minority interest.......................      (295)      (301)      (413)      (380)      (347)
Income before cumulative effect of
  accounting changes....................     5,519      5,499      6,639      6,186      5,046
Cumulative effect of accounting changes,
  net of tax............................        --       (136)        --         --         --
Net income..............................     5,519      5,363      6,639      6,186      5,046
Earnings per common share(c):
  Basic
     Income before cumulative effect of
       accounting changes...............      2.11       2.10       2.55       2.37       1.96
     Cumulative effect of accounting
       changes..........................        --      (0.05)        --         --         --
     Net income.........................      2.11       2.05       2.55       2.37       1.96
  Diluted
     Income before cumulative effect of
       accounting changes...............      2.10       2.07       2.52       2.34       1.92
     Cumulative effect of accounting
       changes..........................        --      (0.05)        --         --         --
     Net income.........................      2.10       2.02       2.52       2.34       1.92
Cash dividends per common share(d)......       .18        .16        .14        .13        .11
Total assets............................   561,229    493,061    426,671    383,685    338,783
Long-term debt(e).......................    49,416     46,395     38,069     34,583     33,655
Capital funds (shareholders' equity)....    59,103     52,150     47,439     39,641     38,909

---------------

(a) Represents the sum of general net premiums earned, life premium income, net investment income, financial services commissions, transaction and other fees, retirement savings & asset management commissions and other fees, equity in income of minority-owned insurance operations, and realized capital gains (losses).

(b) Includes net loss reserve charge of $2.8 billion in 2002 and WTC losses of $900 million in 2001.

(c) Per share amounts for all periods presented have been retroactively adjusted to reflect all stock dividends and splits and reflect the adoption of the Statement of Financial Accounting Standards No. 128 "Earnings per Share."

(d) Cash dividends have not been restated to reflect dividends paid by SunAmerica Inc., the Maryland corporation which was merged into AIG on January 1, 1999, nor American General Corporation which was acquired by AIG on August 29, 2001.

(e) Including commercial paper and excluding that portion of long-term debt maturing in less than one year. See also Note 9 of Notes to Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2002.

                                  RISK FACTORS

     Before tendering old notes in the exchange offer, you should consider carefully each of the following risks and all other information contained in this prospectus.

IF YOU FAIL TO EXCHANGE THE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS

     Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not have any further rights to have their old notes exchanged for new notes or registered under the Securities Act. The liquidity of the market for old notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your old notes.

LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT A HOLDER FROM EXCHANGING ITS OLD NOTES

     Noteholders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED

     A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

THERE HAS NOT BEEN, AND THERE MAY NOT BE, A PUBLIC MARKET FOR THE NEW NOTES

     The new notes are a new issuance of securities. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the new notes. The liquidity of, and trading markets for, the new notes may also be adversely affected by general economic conditions and by our financial performance.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated. For more information on our consolidated ratios of earnings to fixed charges, see our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report for the quarter ended March 31, 2003, both of which are incorporated by reference into this prospectus as described under "Where You Can Find More Information."

THREE MONTHS
    ENDED
  MARCH 31,         YEAR ENDED DECEMBER 31,
-------------   --------------------------------
2003    2002    2002   2001   2000   1999   1998
-----   -----   ----   ----   ----   ----   ----
3.82    3.91    3.10   2.92   3.59   3.96   3.57

Earnings represent:

     - Income from operations before income taxes and adjustments for minority interest plus

     - Fixed charges other than capitalized interest

     - Amortization of capitalized interest

     - The distributed income of equity investees

less

     - The minority interest in pre-tax income of subsidiaries that do not have fixed charges.

Fixed charges include:

     - Interest, whether expensed or capitalized

     - Amortization of debt issuance costs

     - One-third of rental expense. Our management believes this is representative of the interest factor.

     As of the date of this prospectus, we have no preferred stock outstanding.

                               THE EXCHANGE OFFER

     The following summary of the exchange and registration rights agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the exchange and registration rights agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is part. See "Where You Can Find More Information" for information on how you can obtain copies of the exchange and registration rights agreement and the letter of transmittal.

PURPOSE AND EFFECT OF EXCHANGE OFFER; REGISTRATION RIGHTS

     We are offering to exchange our 2.875% Notes Due 2008 and 4.250% Notes Due 2013, which have been registered under the Securities Act and which we refer to as the new notes, for our outstanding 2.875% Notes Due 2008 and 4.250% Notes Due 2013, which have not been so registered and which we refer to as the old notes. We refer to this exchange offer as the exchange offer.

     The old notes were purchased by Citigroup Global Markets Inc., Banc of America Securities LLC and Goldman, Sachs & Co., whom we refer to as the initial purchasers, on May 15, 2003 for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States in compliance with Regulation S under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into an exchange and registration rights agreement, dated May 15, 2003, which requires us, among other things,

     - to file with the SEC an exchange offer registration statement under the Securities Act with respect to new notes identical in all material respects to the old notes, to use commercially reasonable efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the old notes as discussed below, or

     - in very limited circumstances to register the old notes on a shelf registration statement under the Securities Act.

     We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the exchange and registration rights agreement to satisfy our obligations under that agreement.

     The old notes and the exchange and registration rights agreement provide, among other things, that if we default in our obligations to take certain steps to make the exchange offer within the required time period, the interest rate on the old notes will initially increase by .125% and after 90 days (if the default continues) by .25%, the maximum additional annual interest rate, until the default is remedied.

TERMS OF THE EXCHANGE OFFER

     For each of the old notes properly surrendered and not withdrawn before the expiration date of the exchange offer, a new note having a principal amount equal to that of the surrendered old note will be issued.

     The form and terms of the new notes will be the same as the form and terms of the old notes of that series except that:

     - the new notes will be registered under the Securities Act and, therefore, the global securities representing the new notes will not bear legends restricting the transfer of interests in the new notes; and

     - the new notes will not contain provisions for payment of additional interest in case of non-registration.

     The new notes will evidence the same indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old notes. As a result, each series of old notes and the respective replacement new notes will be treated as a single series of notes under the indenture.

     No interest will be paid in connection with the exchange. The new notes will bear interest from and including the date of the issuance of the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the related rules and regulations of the SEC thereunder.

     Under existing SEC interpretations, the new notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

     - you must not be a broker-dealer that acquired the old notes from us or in market-making transactions;

     - you must acquire the new notes in the ordinary course of your business;

     - you must have no arrangements or understandings with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

     - you must not be an affiliate of ours, as defined in Rule 405 of the Securities Act.

     If you wish to exchange old notes for new notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

     - you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

     The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

     A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the exchange and registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 30 days after the date of expiration of this exchange offer.

     Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date for the exchange offer is 5:00 p.m., New York City
time, on           , 2003. We may extend this expiration date in our sole
discretion. If we so extend the expiration date, the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

     We reserve the right, in our sole discretion:

     - to delay accepting any old notes;

     - to extend the exchange offer;

     - to terminate the exchange offer if, in our sole judgment, any of the conditions described below under "-- Conditions to the Exchange Offer" shall not have been satisfied; or

     - to amend the terms of the exchange offer in any way we determine is advantageous to holders of the old notes or which is not a material change to the terms of the exchange offer.

     We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment or waiver, and extend the offer if required by law.

     We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer through a timely release to a financial news service.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

     - any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our judgment, would impair our ability to proceed with the exchange offer;

     - any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer;

     - we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

     - any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our judgment, would impair our ability to proceed with the exchange offer;

     - any other change or development, including a prospective change or development, that, in our judgment, has or may have a material adverse effect on us, the market price of the new notes or the old notes or the value of the exchange offer to us; or

     - there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

     The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

     If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

     - refuse to accept any old notes and return all tendered old notes to the tendering holders;

     - extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

     - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

     Any determination by us concerning the above events will be final and binding.

     In addition, we reserve the right in our sole discretion to:

     - purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

     - purchase old notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers may differ from the terms of the exchange offer.

PROCEDURES FOR TENDERING

     Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer:

     - you must instruct DTC and a DTC participant by completing the form "Instruction to Registered Holder From Beneficial Owner" accompanying this prospectus of your intention whether or not you wish to tender your old notes for new notes; or

     - you must comply with the guaranteed delivery procedures described below; and

     - DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under "-- Book-Entry Transfer" and in the letter of transmittal.

     By tendering, you will make the representations described below under "-- Representations on Tendering Old Notes." In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." The tender by a holder of old notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "-- Book-Entry Transfer," to the exchange agent is at the election and risk of the tendering holder of old notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

     Signatures on a letter of transmittal or a notice of withdrawal, as described in "-- Withdrawal of Tenders" below, must be guaranteed by a member of the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution," within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to together as eligible institutions, unless the old notes are tendered for the account of an eligible institution.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's DTC account in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after timely:

     - confirmation of book-entry transfer of the old notes into the exchange agent's account; and

     - receipt by the exchange agent of an executed and properly completed letter of transmittal or an "agent's message" and all other required documents specified in the letter of transmittal.

     The confirmation, letter of transmittal or agent's message and any other required documents must be received at the exchange agent's address listed below under "-- Exchange Agent" on or before 5.00 p.m., New York time, on the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

     As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

     The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes stating:

     - the aggregate principal amount of old notes which have been tendered by the participant;

     - that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

     - that we may enforce such agreement against the participant.

     Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under "Representations on Tendering Old Notes" are true and correct.

GUARANTEED DELIVERY PROCEDURES

     The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

     - the holders cannot deliver the letter of transmittal or any required documents specified in the letter of transmittal before the expiration date of the exchange offer; or

     - the holders cannot complete the procedure under DTC's standard operating procedures for electronic tenders before expiration of the exchange offer.

     The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

     - the tender must be made through an eligible institution;

     - before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

      - setting forth the name and number of the account at DTC and the principal amount of old notes tendered;

      - stating that the tender offer is being made by guaranteed delivery;

     - guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, or an agent's message and a confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal or an agent's message in the case of a book-entry transfer, as well as a confirmation of book-entry transfer of the old notes into the exchange agent's account, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

REPRESENTATIONS ON TENDERING OLD NOTES

     By surrendering old notes in the exchange offer, you will be representing that, among other things:

     - you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

     - you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer;

     - you are not an affiliate, as defined in Rule 405 under the Securities Act, of AIG;

     - you have full power and authority to tender, exchange, assign and transfer the old notes tendered;

     - we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us; and

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC's staff in their no-action letters.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that, by delivering a prospectus, a broker-dealer will not be deemed to be an "underwriter" within the meaning of the Securities Act. See also "Plan of Distribution."

WITHDRAWAL OF TENDERS

     Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York time, on the expiration date.

     For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

     Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under "-- Procedures For Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     We have appointed           as exchange agent in connection with the
exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

 By Mail, Hand Delivery or Overnight Courier:            By Facsimile Transmission:

     Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO PROPERLY TENDER OLD NOTES IN THE EXCHANGE

     We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

     Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

     - holders may resell old notes only if an exemption from registration is available or, outside the U.S., to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

     - the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

     To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The old notes were and the new notes will be issued under an indenture, dated as of July 15, 1989, between us and The Bank of New York, as trustee, as supplemented on May 15, 2003. The following summary of certain provisions of the new notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of terms therein. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

     The old notes were and the new notes will be issued in fully registered form in denominations of $1,000 and integral multiples thereof and will be represented by global notes registered in the name of DTC, as described in "-- Book-Entry System" below.

     The notes will be unsecured senior obligations of AIG and will rank equally with all of our other unsecured senior indebtedness.

     The old notes were and the new notes will be issued in two separate series, which we refer to as the 5 year notes and the 10 year notes. The new 5 year notes and the new 10 year notes will be identical in all material respects to the old 5 year notes and the old 10 year notes, respectively, except that the registration rights and the related additional interest provisions and transfer restrictions applicable to the old notes do not apply to the new notes. The new 5 year notes and the old 5 year notes and the new 10 year notes and the old 10 year notes will each constitute a single series for all purposes under the indenture. To the extent any old notes are not exchanged for new notes, those old notes will remain outstanding under the indenture and will rank pari passu with the new notes of that series. We refer to the old notes and the new notes of each series collectively as the 5 year notes and the 10 year notes.

PRINCIPAL, MATURITY AND INTEREST

     The new 5 year notes will be issued in an aggregate principal amount of up to $500,000,000 and the new 10 year notes will be issued in an aggregate principal amount of up to $1,000,000,000. We may, without the consent of the holders of the notes, increase each such principal amount in the future on the same terms and conditions and with the same CUSIP numbers as notes of that series being offered in this prospectus.

     The new 5 year notes will bear interest at 2.875% per annum and will mature on May 15, 2008. The new 10 year notes will bear interest at 4.250% per annum and will mature on May 15, 2013. Interest on the new 5 year notes and the new 10 year notes will be payable semiannually in arrears on May 15 and November 15 of each year to holders of record on the immediately preceding May 1 and November
1. Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. On the maturity date of the new notes, holders will be entitled to receive 100% of the principal amount of the new notes plus accrued and unpaid interest, if any. The new notes do not provide for any sinking fund.

     For so long as the new notes are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. We may issue definitive notes in the limited circumstances set forth in "-- Book-Entry System" below.

OPTIONAL REDEMPTION

     We will have the right to redeem each series of the notes, in whole or in part, at any time, at a redemption price equal to the greater of

     - 100% of the principal amount of the applicable notes, or

     - as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus

     - 10 basis points in the case of the 5 year notes, or

     - 12.5 basis points in the case of the 10 year notes

plus, in each case, accrued interest thereon to the date of redemption.

     The definitions of certain terms used in the paragraph above are listed below.

     Adjusted treasury rate means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

     Comparable treasury issue means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     Comparable treasury price means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

     Quotation agent means AIG Financial Products Corp.

     Reference treasury dealer means

     - each of Citigroup Global Markets Inc., Banc of America Securities LLC or Goldman, Sachs & Co., or its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer"), we will substitute therefor another primary treasury dealer; and

     - any other primary treasury dealer selected by the quotation agent after consultation with us.

     Reference treasury dealer quotations means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

     If less than all of a series of notes is to be redeemed at any time, selection of notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate; provided that notes with a principal amount of $1,000 will not be redeemed in part.

     We will give to DTC a notice of redemption at least 30 but not more than 60 days before the redemption date. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

SPECIAL SITUATIONS

  MERGERS AND SIMILAR EVENTS

     We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

     - When we merge out of existence or sell or lease substantially all of our assets, the other firm may not be organized under a foreign country's laws, that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the notes;

     - The merger, sale of assets or other transaction must not cause a default on the notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and

     - It is possible that the merger, sale of assets or other transaction would cause some of the voting stock of our designated subsidiaries to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that voting stock over the holders of the notes if they are not paid back. We and our designated subsidiaries have promised to limit these preferential rights on the voting stock of our designated subsidiaries, called liens, as discussed below under "Restrictive Covenant -- Restriction on Liens." If a merger or other transaction would create any liens on the voting stock of our designated subsidiaries, we and our designated subsidiaries must comply with that restrictive covenant. We and our designated subsidiaries would do this by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the voting stock of our designated subsidiaries to the holders of the notes.

     If the conditions described above are satisfied with respect to the notes, we will not need to obtain the approval of the holders of the notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets.

MODIFICATION AND WAIVER OF THE NOTES

     There are three types of changes we can make to the indenture and the notes.

 CHANGES REQUIRING APPROVAL OF ALL HOLDERS

     First, the following modifications would require the consent of the holder of each note affected thereby:

     - change the stated maturity of the principal or interest on any note;

     - reduce any amounts due on any note;

     - reduce the amount of principal payable upon acceleration of the maturity of any note following a default;

     - change the place of payment on any note;

     - impair a holder's right to sue for payment;

     - reduce the percentage of holders of notes of that series whose consent is needed to modify or amend the indenture;

     - reduce the percentage of holders of notes of that series whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture.

  CHANGES REQUIRING A MAJORITY VOTE

     The second type of change to the indenture and the notes is the kind that requires a vote in favor by holders of notes owning 66 2/3% of the principal amount of that series. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenant described below. We may obtain a waiver of a past default from the holders of notes owning a majority of the principal amount of the series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described above under "--Changes Requiring Approval of All Holders" unless we obtain the individual consent of each holder to the waiver.

  CHANGES NOT REQUIRING APPROVAL

     The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes.

  FURTHER DETAILS CONCERNING VOTING

     The notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described below under "Defeasance -- Full Defeasance."

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding notes of that series on the record date and must be taken within 90 days following the record date.

RESTRICTIVE COVENANT

  RESTRICTION ON LIENS

     Some of the voting stock of certain of our designated subsidiaries may be subject to a mortgage or other legal mechanism that gives lenders preferential rights in that voting stock of our designated subsidiaries over the holders of the notes if they are not paid back. These preferential rights are called liens. We promise that neither we nor our designated subsidiaries will become obligated on any new debt for borrowed money that is secured by a lien on any shares of voting stock of any of our designated subsidiaries, unless the holders of the notes (and, if we elect, any other holders of debt issued by AIG) are granted an equivalent or higher-ranking lien on the same property.

  CERTAIN DEFINITIONS RELATING TO THE RESTRICTION ON LIENS

     Following are the meanings of the terms that are important in understanding the restrictive covenant previously described.

     Designated subsidiary means American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., and any subsidiary the assets of which, determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter, exceed 20% of our consolidated assets. As of March 31, 2003, there were no subsidiaries of AIG with assets, determined in accordance with generally accepted accounting principles as in effect on that date, in excess of 20% of our consolidated assets.

     Subsidiary means a corporation, partnership or trust in which we and/or one or more of our other subsidiaries own at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for election of directors.

     Our consolidated assets mean our assets and the assets of our consolidated subsidiaries, to be determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of the determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter.

     Except as noted above, the indenture does not restrict our ability to put liens on our interests in subsidiaries other than certain of our designated subsidiaries, nor does the indenture restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries. In addition, the restriction on liens in the indenture applies only to liens that secure debt for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers' compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

DEFEASANCE

  FULL DEFEASANCE

     If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes of either series, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

     - We must deposit in trust for the benefit of all holders of the notes of that series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes of that series on their various due dates;

     - There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves. Under current federal tax law, the deposit and our legal release from the obligations pursuant to the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us; and

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall.

  COVENANT DEFEASANCE

     Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the notes of either series. This is called covenant defeasance. In that event, you would lose the protection of these restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the notes of that series. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for the benefit of all holders of the notes of that series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes of that series on their various due dates; and

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves.

     If we accomplish covenant defeasance in respect of a series of notes, the following provisions of the indenture and the notes of that series would no longer apply:

     - Our promise not to create liens on the voting stock of our designated subsidiaries described above under "Restrictive Covenant -- Restriction on Liens;"

     - The condition regarding the treatment of liens when we merge or engage in similar transactions, as previously described above under "Special Situations -- Mergers and Similar Events;" and

     - The events of default relating to breach of covenants and acceleration of maturity, described below under "Events of Default -- What Is an Event of Default."

     If we accomplish covenant defeasance in respect of a series of notes, you can still look to us for repayment of the notes of that series if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the notes become immediately due and payable, there may be such a shortfall.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

  WHAT IS AN EVENT OF DEFAULT?

     The term "Event of Default" means, in respect of each series of notes, any of the following:

     - We do not pay the principal or any premium on any note of that series on its due date.

     - We do not pay interest on any note of that series within 30 days of its due date.

     - We remain in breach of the restrictive covenant described above or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of notes of that series.

     - If an event of default occurs with respect to a different series of debt securities issued under the indenture and our obligation to repay such other series of debt securities is accelerated, and this repayment obligation remains accelerated for 30 days after we receive a notice of default by the trustee or holders of 10% of the principal amount of the debt securities of that series.

     - We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur with respect to us.

  REMEDIES IF AN EVENT OF DEFAULT OCCURS

     If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured with respect to notes of a series, the trustee or the holders of at least 25% in principal amount of the notes of that series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the notes of that series.

     Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the notes of that series.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes the following must occur:

     - the registered holder of your note must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of 25% in principal amount of all outstanding notes of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     - the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date.

     We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

CONCERNING THE TRUSTEE

     The Bank of New York from time to time provides normal banking services to us and our subsidiaries.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

     Upon issuance, all new notes will be represented by a single global note. Each global note will be deposited on behalf of DTC, and registered in the name of Cede & Co., which we refer to as Cede, as DTC's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, which we refer to as DTC participants. Investors may elect to hold interests in the global securities through either DTC in the United States, or Euroclear System ("Euroclear") or Clearstream Banking, societe anonyme, Luxembourg ("Clearstream") in Europe if they are participants of those systems, or, indirectly, through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

     Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, which we refer to as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

     Distributions with respect to the new notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

     Euroclear has advised us that it was created in 1968 to hold securities for its participants, which we refer to as Euroclear participants, and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the Euroclear operator.

     The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

     The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

     Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of, or relationship with, persons holding through Euroclear participants.

     Distributions with respect to each series of notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

     The trustee (or any registrar or paying agent) will not have any responsibility for the performance by DTC, Euroclear or Clearstream or any DTC participants, Clearstream participants or Euroclear participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more DTC participants whose accounts are credited with DTC interests in a global note.

     DTC has advised us that pursuant to procedures established by it (1) upon the issuance by us of the global notes representing the new notes, DTC or its nominee will credit the accounts of participants with the aggregate principal amount of the individual beneficial interest represented by these global notes and (2) ownership of beneficial interests in the new notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to its participants' interests, the participants and the indirect participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the global notes is limited to such extent.

     So long as a nominee of DTC is the registered owner of the global notes, such nominee will be considered the sole owner or holder of the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the new notes registered in their names, will not receive or be entitled to receive physical delivery of the new notes in definitive form and will not be considered the owners or holders thereof under the indenture.

     Neither we, the trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Title to book-entry interests in the new notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the new notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the new notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the new notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

     Principal and interest payments on the new notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us.

     New notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

     - we determine not to require all of the notes of a series to be represented by a global note and notify the trustee of our decision; or

     - an Event of Default has occurred with respect to the notes of a series and has not been cured.

     In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of new notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. New notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Our definitive notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories for Clearstream and Euroclear.

     Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing a beneficial interest in a global note from a Participant will be credited during the securities settlement processing day immediately following the DTC settlement date and such credit of any transactions in beneficial interests in such global note settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

                  IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of the old notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes. Your basis and holding period in the new notes will equal your basis and holding period in the old notes exchanged for them.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 30 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of Securities Act to any broker-dealer for use in connection with those resales.

     We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

     Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 30 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commission or concessions of any broker or dealers.

                             VALIDITY OF THE NOTES

     The validity of the new notes will be passed upon by Sullivan & Cromwell LLP, New York, New York. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock.

                              INDEPENDENT AUDITORS

     The consolidated financial statements and financial statement schedules of AIG and its subsidiaries incorporated in this prospectus by reference to AIG's Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report by PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                       AMERICAN INTERNATIONAL GROUP, INC.

                            OFFER TO EXCHANGE UP TO
                     $500,000,000 2.875% NOTES DUE 2008 AND
                      $1,000,000,000 4.250% NOTES DUE 2013
                      WHICH HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
                           2.875% NOTES DUE 2008 AND
                             4.250% NOTES DUE 2013

                             ---------------------

                                   PROSPECTUS
                                     , 2003

                             ---------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The amended and restated certificate of incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG's by-laws contains a similar provision.

     The amended and restated certificate of incorporation also provides that a director will not be personally liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

     In addition, AIG and its subsidiaries maintain a directors' and officers' liability insurance policy.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Exhibits Index which is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date for the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of August, 2003.

                                          AMERICAN INTERNATIONAL GROUP, INC.

                                          By:      /s/ M. R. GREENBERG
                                            ------------------------------------
                                            Name:  M.R. Greenberg
                                            Title:  Chairman, Chief Executive
                                                    Officer and Director

     KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints M.R. Greenberg, Howard I. Smith and Martin J. Sullivan, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-law and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                        SIGNATURE                                  TITLE                      DATE
                        ---------                                  -----                      ----

               /s/ M. R. GREENBERG                   Chairman, Chief Executive Officer   August 13, 2003
 ------------------------------------------------              and Director
                (M. R. Greenberg)                     (Principal Executive Director)


               /s/ HOWARD I. SMITH                    Vice Chairman, Chief Financial     August 13, 2003
 ------------------------------------------------      Officer, Chief Administrative
                (Howard I. Smith)                          Officer and Director
                                                       (Principal Financial Officer)


             /s/ MICHAEL J. CASTELLI                  Vice President and Comptroller     August 13, 2003
 ------------------------------------------------     (Principal Accounting Officer)
              (Michael J. Castelli)


                                                                 Director                August 13, 2003
 ------------------------------------------------
              (M. Bernard Aidinoff)


                /s/ PEI-YUAN CHIA                                Director                August 13, 2003
 ------------------------------------------------
                 (Pei-Yuan Chia)


              /s/ MARSHALL A. COHEN                              Director                August 13, 2003
 ------------------------------------------------
               (Marshall A. Cohen)

                        SIGNATURE                                  TITLE                      DATE
                        ---------                                  -----                      ----


            /s/ BARBER B. CONABLE, JR.                           Director                August 13, 2003
 ------------------------------------------------
             (Barber B. Conable, Jr.)


             /s/ MARTIN S. FELDSTEIN                             Director                August 13, 2003
 ------------------------------------------------
              (Martin S. Feldstein)


                                                                 Director                August 13, 2003
 ------------------------------------------------
                (Ellen V. Futter)


                /s/ CARLA A. HILLS                               Director                August 13, 2003
 ------------------------------------------------
                 (Carla A. Hills)


             /s/ FRANK J. HOENEMEYER                             Director                August 13, 2003
 ------------------------------------------------
              (Frank J. Hoenemeyer)


             /s/ RICHARD C. HOLBROOKE                            Director                August 13, 2003
 ------------------------------------------------
              (Richard C. Holbrooke)


              /s/ MARTIN J. SULLIVAN                             Director                August 13, 2003
 ------------------------------------------------
               (Martin J. Sullivan)


                                                                 Director                August 13, 2003
 ------------------------------------------------
                (Edward S.W. Tse)


                /s/ JAY S. WINTROB                               Director                August 13, 2003
 ------------------------------------------------
                 (Jay S. Wintrob)


               /s/ FRANK G. WISNER                               Director                August 13, 2003
 ------------------------------------------------
                (Frank G. Wisner)


                /s/ FRANK G. ZARB                                Director                August 13, 2003
 ------------------------------------------------
                 (Frank G. Zarb)

                                 EXHIBITS INDEX

EXHIBIT
NUMBER                   DESCRIPTION                                 LOCATION
-------                  -----------                                 --------
   3.1    Restated Certificate of Incorporation of   Incorporation by reference to Exhibit
          AIG                                        3(i) to AIG's Annual Report on Form 10-K
                                                     for the year ended December 31, 1996
                                                     (File No. 1-8787)
   3.2    Certificate of Amendment of Certificate    Incorporated by reference to Exhibit 3(i)
          of Incorporation of AIG, filed June 3,     to AIG's Quarterly Report on Form 10-Q
          1998                                       for the quarter ended June 30, 1998 (file
                                                     No. 1-8787)
   3.3    Certificate of Merger of Sun America Inc.  Incorporated by reference to Exhibit 3(i)
          with and into AIG, filed December 30,      to AIG's Annual Report on Form 10-K for
          1998 and effective January 1, 1999         the year ended December 31, 1998 (File
                                                     No. 1-8787)
   3.4    Certificate of Amendment to Certificate    Incorporated by reference to Exhibit
          of Incorporation of AIG, filed June 5,     3(i)(c) to AIG's Registration Statement
          2000                                       on Form S-4 (File No. 333-45828)
   3.5    By-laws of AIG                             Incorporated by reference to Exhibit
                                                     3(ii) to AIG's Annual Report on Form 10-K
                                                     for the year ended December 31, 2000
                                                     (File No. 1-8787)
   4.1    Indenture, dated as of July 15, 1989,      Incorporated by reference to Exhibit 4 to
          between AIG and The Bank of New York, as   AIG's Registration Statement on Form S-3
          Trustee                                    (File No. 33-25291)
   4.2    First Supplemental Indenture, dated as of  Filed herewith
          May 15, 2003, between AIG and The Bank of
          New York, as Trustee, including the form
          of note
   5.1    Validity Opinion of Sullivan & Cromwell    *
          LLP
  12      Statement regarding computation of ratios  Incorporated by reference to Exhibit 12
          of earnings to fixed charges               to AIG's Annual Report on Form 10-K for
                                                     the year ended December 31, 2002 and
                                                     Exhibit 12 to AIG's Quarterly Report on
                                                     Form 10-Q/A for quarter ended March 31,
                                                     2003 (File No. 1-8787)
  23.1    Consent of PricewaterhouseCoopers LLP,     Filed herewith
          independent accountants for AIG
  23.3    Consent of Sullivan & Cromwell LLP         Included in Exhibit 5.1
  24      Powers of Attorney                         Included in the signature pages of this
                                                     Registration Statement
  25.1    Form T-1 Statement of Eligibility under    *
          the Trust Indenture Act of 1939 of The
          Bank of New York, as senior debt trustee
  99.1    Form of Letter of Transmittal              *
  99.2    Form of Notice of Guaranteed Delivery      *
  99.3    Form of Letter to Registered Holders       *
  99.4    Form of Letter to Clients                  *
  99.5    Form of Instructions to Registered Holder  *
          from Beneficial Owner
  99.6    Form of Exchange Agent Agreement           *

---------------

* To be filed by amendment.